As Filed with the Securities and Exchange Commission on February 28, 2023

Registration No. 333-263017

Registration No. 333-253584

Registration No. 333-236495

Registration No. 333-229576

Registration No. 333-223586

Registration No. 333-217251

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-263017

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-253584

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-236495

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-229576

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-217251

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-223586

UNDER

THE SECURITIES ACT OF 1933

ELEVATE CREDIT, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	46-4714474
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2014 Equity Incentive Plan

2016 Omnibus Incentive Plan, as Amended

2016 Employee Stock Purchase Plan, as Amended

4150 International Plaza, Suite 300

Fort Worth, Texas 76109

(817) 982-1500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jason Harvison

Chief Executive Officer

Elevate Credit, Inc.

4150 International Plaza, Suite 300

Fort Worth, Texas 76109

(817) 982-1500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jennifer Wisinski

Haynes and Boone LLP

2323 Victory Avenue

Suite 700

Dallas, Texas 75219

(214) 651-5330

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments related to the following Registration Statements on Form S-8 filed by Registrant (each, a “Registration Statement” and collectively, the “Registration Statements”), are being filed to terminate all offerings under the Registration Statements and to withdraw and remove from registration the shares of Registrant’s common stock, par value $0.0004 per share (“Common Stock Shares”), that had been registered under such Registration Statements, together with any and all plan interests and other securities registered thereunder:

•	Registration Statement on Form S-8 (No. 333-263017), filed February 25, 2022, which registered the offering of an aggregate of 1,590,538 Common Stock Shares.

•	Registration Statement on Form S-8 (No. 333-253584), filed February 26, 2021, which registered the offering of an aggregate of 1,897,707 Common Stock Shares.

•	Registration Statement on Form S-8 (No. 333-236495), filed February 18, 2020, which registered the offering of an aggregate of 2,183,841 Common Stock Shares.

•	Registration Statement on Form S-8 (No. 333-229576), filed February 8, 2019, which registered the offering of an aggregate of 2,166,463 Common Stock Shares.

•	Registration Statement on Form S-8 (No. 333-223586), filed March 12, 2018, which registered the offering of an aggregate of 2,105,909 Common Stock Shares.

•	Registration Statement on Form S-8 (No. 333-217251), filed April 11, 2017, which registered the offering of an aggregate of 6,827,805 Common Stock Shares.

On February 28, 2023, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated November 16, 2022, by and among Registrant, PCAM Acquisition Corp., a Delaware corporation (“Parent”) and PCAM Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into Registrant (the “Merger”), with Registrant surviving the Merger as a wholly owned subsidiary of Parent upon the terms and subject to the conditions set forth in the Merger Agreement.

As a result of the Merger, Registrant has terminated any and all offerings of Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold or unissued at the termination of the offering, Registrant hereby removes from registration all such securities of Registrant registered pursuant to the Registration Statements that remain unsold or unissued as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 28th day of February, 2023.

ELEVATE CREDIT, INC.

By:	/s/ Jason Harvison
Jason Harvison
Chief Executive Officer